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                      September 2, 2022

       Brian L. Cantrell
       Senior Vice President - Chief Financial Officer
       Alliance Resource Partners LP
       1717 South Boulder Avenue, Suite 400
       Tulsa, Oklahoma 74119

                                                        Re: Alliance Resource
Partners LP
                                                            Form 10-K for the
Fiscal Year ended December 31, 2021
                                                            Filed February 25,
2022
                                                            File No. 000-26823

       Dear Mr. Cantrell :

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Energy & Transportation